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                                                                     EXHIBIT 2.1



                      CONTRIBUTION AND ASSUMPTION AGREEMENT

               This Contribution and Assumption Agreement (this "Agreement") is made as of November 6, 1997, by and among TransWestern Holdings L.P., a Delaware limited partnership ("Contributor"), and TransWestern Publishing Company LLC, a Delaware limited liability company ("LLC"). LLC and Contributor sometimes are referred to herein collectively as the "Parties" and individually as a "Party".

               Contributor is engaged, among other things, in the business of operating and publishing yellow page directories and related properties; carrying on of businesses relating thereto or arising therefrom; and exercising such other activities as are necessary or useful in connection with the foregoing or are incidental or ancillary thereto (the "Business"). Contributor desires to contribute all of its businesses, assets and properties relating to the Business to LLC, subject to the assumption of certain liabilities, and LLC desires to acquire all of Contributor's businesses, assets and properties relating to the Business in exchange for member units of the LLC ("LLC Units") on the terms set forth in this Agreement. Capitalized terms not otherwise defined herein have the meanings assigned them in Article 4 below.

               NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the Parties hereby agree as follows:


                                    AGREEMENT


                                    ARTICLE 1

                           CONTRIBUTION AND ASSUMPTION

               1.1    CONTRIBUTION.

               (a) Upon the terms set forth in this Agreement, at the Closing, Contributor shall contribute, assign, transfer and deliver to LLC (the "Contribution") all of its properties, assets, rights and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, owned by Contributor as of the Closing Date (collectively, the "Contributed Assets"). The Contributed Assets include, but are not limited to the following:

                   (i) all accounts, trade and notes receivables (whether current or noncurrent) arising in connection with the Business;


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                   (ii) all intellectual and other Proprietary Rights of the
        Contributor, along with all income, royalties, damages and payments due or payable as of the Closing or thereafter, including, without limitation, goodwill associated therewith, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

                   (iii) all of Contributor's rights existing under leases, contracts (including but not limited to customer contracts), employee benefit plans (and any related trusts and contracts), licenses, permits, distribution arrangements, plans, sales and purchase agreements, accounts receivable, insurance policies other agreements and business arrangements;

                   (iv) all machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, dyes and furniture owned by Contributor, including, without limitation, all such items which are located in any building, warehouse, office or other space occupied by Contributor;

                   (v) all inventories of work in process, semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies, and fuels, owned by Contributor or located in any space occupied by Contributor;

                   (vi) ad-copy, drawings, designs, specifications, advertising and promotional materials, studies, reports and other printed or written materials;

                   (vii) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, owned by Contributor;

                   (viii) all advance payments and other prepayments, prepaid costs and prepaid expenses and all deferred directory costs associated with the Business;

                   (ix) all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including, without limitation, all of Contributor's rights pursuant to any judgment, order, injunction or decree of any governmental, administrative or judicial authority or agency) arising in connection with or relating to the Business;

                   (x) the right to receive and retain mail, accounts receivable payments and other communications relating to the Business;

                   (xi) the right to bill and receive payment for services performed in connection with the Business but unbilled or unpaid as of the Closing;


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                   (xii) to the extent used in connection with any directory
        published by Seller not in violation of noncompetition agreements, a license to use all such ad-copy, drawings, designs, specifications, advertising and/or promotional materials;

                   (xiii) the books and records pertaining to the Business;

                   (xiv) all advertising, marketing and promotional materials and all other printed or written materials pertaining to the Business;

                   (xv) all permits, licenses, certifications and approvals applied for or issued or obtained in connection with the Business from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records pertaining to the Business held by such permitting, licensing and certifying agencies;

                   (xvi) all other intangible properties relating to or associated with the Business;

                   (xvii) the name "TransWestern Publishing"; and

                   (xviii) except as provided in clause (b) below, all other property owned by Contributor, or in which Contributor has an interest on the Closing Date.

               (b) Notwithstanding the other provisions of this Section 1.1 to the contrary, the Contributed Assets shall not include any LLC Units held by the Contributor.

               1.2    UNIT TRANSFER AND ASSUMPTION.

               (a) In consideration of the Contribution of the Contributed Assets, on the Closing Date, LLC shall transfer (the "Unit Transfer") to Contributor all of the LLC Units.

               (b) As additional consideration for the Contributed Assets, at the Closing, LLC will assume (the "Assumption") all of the liabilities and obligations of Contributor as of the Closing including, but not limited to the following (the "Assumed Liabilities"):

                   (i) all liabilities incurred by Contributor in the ordinary course of the Business;

                   (ii) liabilities and obligations of Contributor pursuant to executory contracts, orders and commitments entered into in connection with the operation of the Business covering, among other things, the purchase of printing and publication services, directory information and other supplies and the sale of advertising space;

                   (iii) liabilities and obligations of Contributor with respect to the Employees (as defined below) of the Business under Contributor's employee benefit plans and other liabilities with respect to Employees; and

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                   (iv) liabilities and obligations of the Contributor under the
        Bridge Securities Purchase Agreement, dated October 1, 1997 between Contributor, its wholly-owned subsidiary TWP Capital Corp., CIBC Wood Gundy Securities Corp. and First Union Capital Markets Corp., which liability assumption shall be in the form of a Senior Subordinated Guarantee to be issued by LLC.

                                    ARTICLE 2

                                     CLOSING

               2.1 THE CLOSING. The closing of the Contribution, the Unit Transfer and the Assumption, and the transactions relating thereto (the "Closing") will take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, or at such other place as is mutually agreeable to the Parties, commencing at 10:00 a.m. local time on November 6, 1997 or on such day as the Parties may mutually determine. The date and time of the Closing are referred to herein as the "Closing Date." At the Closing:

               (a) LLC shall deliver to Contributor the following documents:

                   (i) a validly issued certificate representing the LLC Units to be transferred to Contributor duly endorsed for transfer or accompanied by duly executed stock powers;

                   (ii) all assignments, consents or other instruments necessary to effect the Unit Transfer;

                   (iii) an Assumption and Assignment Agreement in the form of Exhibit A hereto;

                   (iv) a copy of the resolutions duly adopted by the board of directors of LLC's manager and its initial Member authorizing LLC's execution, delivery and perfor mance of the Transaction Documents to which LLC is party and the consummation of the Unit Transfer and the Assumption and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of LLC;

                   (v) a certificate of formation of LLC, certified as of a date not less than five (5) business days prior to the Closing by the Secretary of State of the State of Delaware, and bylaws of LLC; and

                   (vi) such other documents relating to the transactions contemplated by the Transaction Documents as Contributor reasonably requests.

               (b) Contributor shall deliver to LLC the following:


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                   (i) a Bill of Sale in the form of Exhibit B hereto and all other instruments of conveyance which are necessary or desirable to effect the Contribution and convey to LLC good title to all of the Contributed Assets, free and clear of all liens, charges, security interests and other encumbrances;

                   (ii) a copy of the resolutions duly authorized by the board of directors of the General Partner and stockholders of the General Partner authorizing Contributor's execution, delivery and performance of the Transaction Documents and the consummation of the Contribution and the other transactions contemplated in the Transaction Documents, as in effect as of the Closing, certified by an officer of Contributor; and

                   (iii) such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as LLC reasonably requests.


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

               3.1 REPRESENTATION AND WARRANTIES OF LLC. As a material inducement to Contributor to enter into this Agreement, LLC hereby represents and warrants to Contributor that:

               (a) LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. LLC has the corporate power and authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to this Agreement and the other Transaction Documents to which LLC is party, except such licenses, permits or authorizations for which application has been made.

               (b) LLC's execution, delivery and performance of each Transaction Document has been duly authorized by LLC. Each Transaction Document to which LLC is a party constitutes a valid and binding obligation of LLC which is enforceable in accordance with its terms. The execution, delivery and performance by LLC of the Transaction Documents to which LLC is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to LLC's charter or bylaws, other than authorizations or consents for which application has been made.

               (c) All of the LLC Units have been duly authorized, are validly issued, and are free and clear of any lien, encumbrance, claim, option or other right of any nature, except the pledge of the LLC Units in favor of Canadian Imperial National Bank and the other lenders party to the Second Amended and Restated Credit Agreement, dated as of the date hereof, with LLC and its wholly-owned subsidiary.


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               3.2 REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR. As a material inducement to LLC to enter into this Agreement, acquire the Contributed Assets and assume the Assumed Liabilities, Contributor hereby represents and warrants to LLC that:

                   (i) Organization and Corporate Power. Contributor is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which its ownership of property or conduct of business requires it to so qualify.

                   (ii) Authorization; Binding Effect; No Breach. Contributor's execution, delivery and performance of this Agreement and each other Transaction Document have been duly authorized by Contributor. Each Transaction Document to which Contributor is party constitutes a valid and binding obligation of Contributor which is enforceable in accordance with its terms. The execution, delivery and performance of the Transaction Documents by Contributor do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of,
        (ii) constitute a default under, (iii) result in the creation of any lien or other encumbrance upon any of the Contributed Assets under, (iv) give any third party the right to modify, terminate or accelerate any Assumed Liability or other liability or obligation of Contributor under,
        (v) result in a violation of, or (vi) require any material authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity or any third party pursuant to, the certificate of limited partnership or Third Amended and Restated Agreement of Limited Partnership of Contributor or any material agreement, instrument or other document, or any Legal Requirement, to which Contributor or any of the Contributed Assets is subject, other than such application, consents or approvals the application for which has been made.

                   (iii) Contributed Assets. The Contributed Assets constitute all of the assets and rights which are necessary for the conduct of the Business as currently conducted. Contributor has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it in connection with the Business, other than properties and assets disposed of in the ordinary course of Contributor's business consistent with its past practice.


                                    ARTICLE 4

                               CERTAIN DEFINITIONS

               "Governmental Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

               "Legal Requirement" means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental and Safety Requirement.


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               "Transactional Documents" means this Agreement and all other agreements, docu ments and instruments executed pursuant hereto or in connection with the consummation of the Contribution, the Unit Transfer or the Assumption and the other transactions contemplated hereby or thereby.


                                    ARTICLE 5

                                OTHER AGREEMENTS


               5.1 EMPLOYEES. Contributor shall terminate the employment of all of its employees employed in connection with the operation of the Business (collectively, the "Employees"), immediately prior to the closing of the Contribution. Immediately following consummation of the Contribution, LLC shall offer employment to each of the Employees on terms and conditions substantially similar to their employment by Contributor; provided that the terms of this
Section 5.1 shall not entitle any employee to remain in the employment of LLC or affect the right of LLC to terminate any employee at any time, or to establish, modify or terminate any employee benefit plan as defined in Section (3) of ERISA or any benefit under any such plan at any time. Contributor shall provide payroll, accounting and other transitional services to LLC as may be necessary, to the extent permitted by applicable law, to accomplish the transfer of the employment of the Employees to LLC.

               5.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective successors and assigns of the Parties, whether so expressed or not.

               5.3 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS TO BE APPLIED.

               5.4 SEVERABILITY OF PROVISIONS. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

               5.5 SCHEDULES AND EXHIBITS. The Schedules and Exhibits constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

               5.6 COUNTERPARTS. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

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               5.7 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.

               5.8 HEADINGS. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

               5.9 MERGER AND INTEGRATION. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement.

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               IN WITNESS WHEREOF, the Parties have executed this Contribution and Assumption Agreement as of the date first written above.

                                   TRANSWESTERN HOLDINGS, L.P.

                                   By: TransWestern Communications Company,
                                       Inc., its general partner


                                       By: /s/ Laurence H. Bloch
                                           -------------------------------------
                                       Its Vice President

                                   TRANSWESTERN PUBLISHING COMPANY LLC

                                   By: TransWestern Communications Company,
                                       Inc., its manager


                                       By: /s/ Laurence H. Bloch
                                           -------------------------------------
                                       Its Vice President


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